EXHIBIT C
                         Carolina Power & Light Company
                              Organizational Chart
                                   Form U-3A-2
                             As of December 31, 1999


Carolina Power & Light Company
     Monroe Power Company
     Capitan Corporation
     CaroFinancial, Inc.
     Interpath Communications, Inc.
     Powerhouse Square, LLC (99.9%)
     CP&L Holdings, Inc.
     CaroHome, LLC (99%)
     CaroFund, Inc.
          CaroHome, LLC (1%)
     North Carolina Natural Gas Corporation
          Cape Fear Energy Corporation
          NCNG Cardinal Pipeline Investment Corporation
          NCNG Energy Corporation
          NCNG Pine Needle Investment Corporation
     Strategic Resource Solutions Corp.
          Applied Computer Technologies Corp.
          ACT Controls, Inc.
          SRS Engineering Corp.
          Spectrum Controls, Inc.

Ownership is 100% unless otherwise specified.